6/7/2013

Unsecured Promissory Note Agreement

FOR VALUE RECEIVED, ATTUNE RTD, a Nevada corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of Tim Smith, a natural person, or registered assigns (the “Holder”) the sum of $10,000.00 on October 7, 2013 (the “Maturity Date”).

The Following Terms Shall Apply:

The “Borrower” and or “Holder” have the right, but not the obligation to convert the “Note” into shares of restricted common stock fixed at $0.02, the closing price as of the date of this “Note” at any time before midnight on or before the “Maturity Date”.

Furthermore, in lieu of cash repayment, the “Borrower” and “Holder” have agreed to convert the “Unsecured Promissory Note” dated 7/23/2012, with a face value of $10,000 earning no interest, into 500,000 shares of restricted common stock at $0.02 per share, the closing price as of the date of this note, on or before the “Maturity Date”.

This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer this Thursday, June 7, 2013

DATE
Thomas S. Bianco, C.F.O (For the Company)

	DATE	6.07.2013
Tim Smith